Exhibit 10.1

EXECUTION VERSION

SECURITY AGREEMENT

dated as of December 18, 2024

DEVVSTREAM CORP.,
as the Company,
and

FOCUS IMPACT SPONSOR, LLC AND FOCUS IMPACT PARTNERS, LLC,
as the Secured Parties

TABLE OF CONTENTS

SCHEDULES:

Schedule 1          Chief Executive Office, Type of Organization, Jurisdiction of Organization or Incorporation, Trade Names and UCC Information

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of December 18, 2024 (as amended, extended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, this “Agreement”) among DEVVSTREAM CORP., a corporation incorporated under the laws of the Province of Alberta (the “Company”) and FOCUS IMPACT SPONSOR, LLC and FOCUS IMPACT PARTNERS, LLC, collectively, as the secured parties (in such capacity, the “Secured Parties”).

WHEREAS, the Company has entered (or will enter) into certain Secured Convertible Notes (as defined below), pursuant to which the Borrower has or intends to borrow funds for the purposes set forth therein;

WHEREAS, the Company is willing to secure the payment obligations set forth in the Secured Convertible Notes (the “Secured Obligations”) by granting security interests on its carbon credits and similar environmental assets to and for the benefit of the Secured Parties as provided herein;

WHEREAS, the Secured Parties have agreed to make loans to the Company under the Secured Convertible Notes, subject to the terms and conditions set forth therein on the condition that the Secured Obligations are secured and guaranteed as described above;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.            Definitions.

(a)        Terms Defined in Secured Convertible Note.  Capitalized terms defined in the Secured Convertible Notes and not otherwise defined in Section 1(b) have, as used herein (including the preamble and recitals hereof), the respective meanings provided for therein.  All capitalized terms defined in the UCC and not defined in this Agreement or the Secured Convertible Note have the meanings specified therein.

(b)          Additional Definitions.  The following additional terms, as used herein, have the following meanings:

“Carbon Credits” means any credit, allowance or instrument representing any of the following and all rights to any account to which any of the following now or hereafter are credited (i) any greenhouse gas emission reductions (the “CRTs”) under the Climate Reserve’s U.S. Landfill Project Protocol, (ii) representing greenhouse gas reductions issued by Climate Action Reserve and pursuant to the Regenerative Agriculture Protocol, (iii) all voluntary carbon offsets under California’s Low Carbon Fuel Standard (LCFS Credits), (iv) all carbon credit allowances under Cal Code Regs tit. 17 Section 95801 et seq., or the California Cap on Greenhouse Gas Emissions and Market-Based Compliance Mechanisms (Subchapter 10 Climate Change, Article 5 of California Code of Regulations) and (v) any other voluntary program or statutory scheme providing for credits, allowance or instruments relating to the reduction of greenhouse gas emissions.

“Collateral” has the meaning assigned to such term in Section 2(a).

“Excluded Assets” means , (i) any asset to the extent a grant of a security interest therein is prohibited or restricted by applicable law or that would require the consent, approval, license or authorization of any governmental authority or third party to such pledge or the grant of such security interest, unless such consent, approval, licensure or authorization has been obtained, in each case, except to the extent such prohibition or restriction is ineffective under the applicable UCC (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable UCC notwithstanding such prohibition or restriction) (it being understood and agreed that no Credit Party shall have any obligation to procure any such consent, approval, license or authorization), (ii) all leases, contracts, agreements, licenses, franchises and permits (or any assets that are the subject thereof) to the extent the grant of a security interest therein is prohibited or is restricted by applicable requirements of law or by the terms thereof as in effect at the time of entry into such lease, contract or agreement or the acquisition of such license, franchise, permit or assets (and, in each case, not entered into in contemplation of the entry into such lease, contract or agreement or the acquisition of such license, franchise, permit or assets, as applicable) or that would require the consent of any governmental authority or third party to such pledge or security interest, unless such consent has been obtained, in each case except to the extent such prohibition or restriction is ineffective under the applicable UCC (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable UCC notwithstanding such prohibition) (it being understood and agreed that the Company shall have any obligation to procure any such consent, approval, license or authorization), (iii) any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent the grant of a security interest therein would violate or invalidate such purchase money, capital lease obligation or similar arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable requirements of law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (iii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable requirements of law notwithstanding the relevant violation or invalidation, (iv) those assets as to which the Company in consultation with the Secured Parties shall have reasonably determined in good faith that the cost, burden, difficulty or consequence of obtaining a security interest therein or perfection thereof (including (x) any mortgage, stamp, intangibles or other tax or expenses relating to such security interest and (y) any effect on the ability of the Company to conduct its operations and business in the ordinary course) outweighs, or is excessive in light of, the practical benefit of the security to be afforded thereby (it being understood that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties) assets to the extent the grant or perfection of a security interest in respect of such assets would result in materially adverse tax consequences as reasonably determined by the Company in good faith in consultation with the Secured Paties, (iv) any segregated funds held in escrow or for a the benefit of an unaffiliated third party, (v) any governmental license or state or local franchise, charter and/or authorization, to the extent the grant of a security interest in such license, franchise, charter and/or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC, other than any proceeds or receivables thereof the assignment of which is expressly deemed effective under the UCC and (vi) such other assets with respect to which the Secured Parties and the Company shall have reasonably determined shall constitute “Excluded Assets”.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to the Secured Convertible Notes or other document that sets forth obligations of the Company with respect to such Secured Obligation.

“Secured Convertible Notes” means (collectively unless the context otherwise requires) (i) that certain 5.30% Secured Convertible Note, dated as of November 13, 2024, made by the Company in favor of Focus Impact Sponsor, LLC in an original principal amount of $3,000,000 and (ii) that certain 5.30% Secured Convertible Note, dated as of November 13, 2024, made by the Company in favor of Focus Impact Partners, LLC in an original principal amount of $982,150, in each case, as amended, extended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Transaction Liens” means the liens granted or purported to be granted by the Company under the Security Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, provided that if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Section 2.            Grant of Transaction Liens.

(a)         The Company, in order to secure the Secured Obligations, grants to the Secured Parties for the benefit of the Secured Parties a continuing security interest in all the following property of the Company, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”)

(i)	all Carbon Credits; and

(ii)	all Proceeds of the Carbon Credits;

provided, however, that notwithstanding any other provision of this Agreement, the term “Collateral” (and each component definition thereof) shall not include, and this Agreement shall not at any time constitute a grant of or create a security interest in any property to the extent (and only for so long as) such property constitutes, an Excluded Asset; provided further, however, that any Proceeds, products, substitutions or replacements of Excluded Assets shall not constitute Excluded Assets unless such Proceeds, products, substitutions or replacements would themselves constitute Excluded Assets.

(b)         The Transaction Liens are granted as security only and, except as set forth herein, shall not subject any Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Company with respect to any of the Collateral or any transaction in connection therewith.

(c)          Notwithstanding anything to the contrary in this Agreement or the Secured Convertible Notes, the Company shall not be required to (A) (i) take any actions with respect to perfection of security interests in any asset located outside of the United States, or (ii) execute any security agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than the United States; it being understood that the Company will not be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which the Company is organized (or with the appropriate filing office in Washington, D.C. to the extent the Company is organized in a jurisdiction outside the United States); (B) seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement; (C) take any actions with respect to perfection (other than by virtue of the filing of a UCC financing statement) of security interests in any asset requiring perfection through a control agreement or other control arrangement, including in respect of any deposit, securities or commodities accounts, (D) take any actions under any laws outside the United States to grant or perfect any security interest, (E) grant or perfect a security interest in assets or property (i) for which the Company and the Secured Parties reasonably determine that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets or property exceeds the practical benefit of such Collateral to the Secured Parties or (ii) the granting of which is prohibited by enforceable anti-assignment provisions of applicable requirements of law or by the terms thereof or that would require the consent of any governmental authority or third party to such pledge or security interest, unless such consent has been obtained, or, in the case of equipment or assets that are subject to purchase money financing or capital leases, to the extent the granting of security therein would (x) be prohibited or restricted by the underlying contract, (y) trigger the termination (or a right of termination) of any such contract pursuant to a “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Company in respect of those assets or (z) require the Company to take any action materially adverse to the interests of the Company (in each case, to the extent applicable, after giving effect to the anti-assignment provisions of the UCC or other applicable requirements of law), in each case pursuant to this clause (ii), except to the to the extent such prohibition is ineffective under the UCC (other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), or (F) send any notices to any account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default (collectively, the “Excluded Perfection Actions”).

Section 3.            General Representations and Warranties.  The Company represents and warrants that, as of the date hereof:

(a)          The Company owns the Collateral.

(b)          No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by the Company is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record an effective lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents or instruments with respect to the Transaction Liens.

Section 4.            Further Assurances; General Covenants.  The Company covenants as follows:

(a)        The Company will, subject in each case to the terms and provisions of Section 2, from time to time, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action, from time to time that the Secured Parties may reasonably request in order to create, preserve, perfect or protect the Transaction Liens on the Collateral; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall not at any time be required to take any Excluded Perfection Action.

(b)         The Company authorizes the Secured Parties to execute and file such financing statements or continuation statements and amendments to the foregoing in such relevant jurisdictions with such descriptions of collateral and other information set forth therein as the Secured Parties may deem reasonably necessary or desirable for the purposes set forth in the preceding clause (a) in accordance with the terms and provisions of this Agreement.

Section 5.            Remedies upon Event of Default.

(a)         If an Event of Default shall have occurred and be continuing, the Secured Parties may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under this Agreement or otherwise available to it at law or in equity, including all rights and remedies under the UCC.

(b)        Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Secured Parties may exercise all the rights of a secured party under the UCC with respect to any Collateral and, in addition, may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Secured Parties’ offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Secured Parties may deem commercially reasonable.  To the maximum extent permitted by applicable law, the Secured Parties may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale.  Upon any sale of Collateral by the Secured Parties (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Secured Parties or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Secured Parties or such officer or be answerable in any way for the misapplication thereof.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Company.  The Secured Parties shall not be obliged to make any sale of Collateral regardless of notice of sale having been given.  The Secured Parties may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the extent permitted by applicable law, the Company hereby waives all rights of demand, redemption, stay, valuation and appraisal which the Company now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Secured Parties may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(c)         At such time as an Event of Default shall have occurred and be continuing, if the Secured Party sells any of the Collateral upon credit, the Company will be credited only with payment actually made by the purchaser, received by the Secured Parties and applied in accordance with Section 6.  In the event the purchaser fails to pay for the Collateral, the Secured Parties may resell the same, subject to the same rights and duties set forth herein.

(d)          Notice of any such sale or other disposition shall be given to the Company as (and if) required by the UCC.

(e)         The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations.

Section 6.            Application of Proceeds.

(a)         If an Event of Default shall have occurred and be continuing and the Secured Parties exercise any of the remedies provided to it hereunder or applicable law, the Secured Parties shall apply the Proceeds of all or any part of the Collateral and the Proceeds from the sale of any Collateral, in the following order of priorities:

first, to pay the expenses of any such sale or other disposition, including all fees and reasonable compensation to agents of and counsel for the Secured Parties, and all expenses, liabilities and advances incurred or made by the Secured Party in connection therewith and any other amounts then due and owing to the Secured Parties, in each case pursuant to and to the extent required by the Secured Convertible Note;

second, to pay ratably all interest on and fees in respect of the Secured Obligations due and owing under the Secured Convertible Note until payment in full of all such interest and fees shall have been made;

third, to pay ratably the unpaid principal of the Secured Obligations, until payment in full of such Secured Obligations shall have been made (or so provided for);

fourth, to pay all other Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) ratably, until payment in full of all such other Secured Obligations shall have been made (or so provided for); and

finally, to pay to, or at the direction of, the Company, or as a court of competent jurisdiction may otherwise direct to whomever may be lawfully entitled to receive the same, any surplus then remaining from the Proceeds of the Collateral owned by it.

(b)         In making the payments and allocations required by this Section 6, the Secured Parties may rely upon information supplied to it pursuant to the Secured Convertible Notes.  All distributions made by the Secured Parties pursuant to this Section 6 shall be final (except in the event of manifest error) and the Secured Parties shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

Section 7.           Authority to Administer Collateral.  The Company irrevocably appoints (until the date on which the Secured Obligations are paid in full) the Secured Parties as its true and lawful attorney, with full power of substitution, in the name of the Company, for the sole use and benefit of the Secured Parties, to the extent permitted by law to exercise, at any time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral:

(a)          to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)          to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)          to sell, lease, license or otherwise dispose of the same or the Proceeds or avails thereof, as fully and effectually as if the Secured Party had an interest therein identical to that of the Company; and

(d)          to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Parties will give the Company at least 10 days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made.  Any such notice shall (x) contain the information specified in UCC Section 9-613, (y) be Authenticated and (z) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Secured Party fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

Section 8.          Limitation on Duty in Respect of Collateral.  Beyond the exercise of reasonable care in the custody and preservation thereof, the Secured Parties will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto.

Section 9.            Termination of Transaction Liens and Secured Obligations; Release of Collateral.

(a)         This Agreement, the Transaction Liens granted by the Company herein and the pledge of the Collateral hereunder, shall terminate upon the date on which the Secured Obligations are paid in full; provided that, if at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Company or otherwise, the Secured Obligations shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(b)        Upon any sale or other disposition (or substantially concurrently with such release is to be sold or transferred) by the Company of any Collateral that is not prohibited under the Secured Convertible Notes from being sold or disposed, the Transaction Lien on such Collateral shall be automatically released.

(c)         Any Transaction Lien shall automatically be released (i) on any Collateral  with the prior written consent of the Secured Parties or (ii) if such property subject to such Transaction Lien does not constitute (or ceases to constitute) Collateral, but only for so long as such property does not constitute Collateral.

(d)          Upon any termination or release pursuant to paragraphs (a) through (c) above, the Secured Parties shall promptly execute and deliver to the Company all UCC termination statements, releases and similar documents and take such other actions as the Company shall reasonably request to evidence such termination or release.

Section 10.          Notices.  Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 8.3 of the Secured Convertible Notes.

Section 11.          No Implied Waivers; Remedies Not Exclusive.  No failure by any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Parties of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies specified herein are cumulative and are not exclusive of any other rights or remedies provided by law.

Section 12.          Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Secured Parties and by the respective permitted successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns.  If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred pursuant to the terms of the Secured Convertible Notes, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation.

Section 13.         Amendments and Waivers.  Neither this Agreement nor any provision hereof may be waived, amended, extended, restated, amended and restated, modified, supplemented or terminated except pursuant to an agreement or agreements in writing entered into pursuant to Section 8.2 of the Secured Convertible Note.  No such waiver, amendment, extension, restatement, amendment and restatement, modification, supplement or termination shall be binding upon Company, except with its prior written consent.

Section 14.         Choice of Law.  This Agreement has been executed, delivered and accepted in, and shall be deemed to have been made in, New York and shall be governed by and construed and enforced in accordance with the Laws of the State of New York.

Section 15.       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR ANY PROCEEDING TO WHICH THE COMPANY OR ANY SECURED PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR ANY SECURED PARTY.

Section 16.          Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 17.      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic (“pdf” or “tiff”) format shall be effective as delivery of a manually executed counterpart to this Agreement or electronic signatures, if applicable.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOCUS IMPACT SPONSOR, LLC,
as a Secured Party

By:	/s/ Wray Thorn
Name: Wray Thorn
Title: Authorized Person

FOCUS IMPACT PARTNERS, LLC,
as a Secured Party

By:	/s/ Wray Thorn
Name: Wray Thorn
Title: Authorized Person

Signature Page to Security Agreement|

DEVVSTREAM CORP.,
as the Company

By:	/s/ Sunny Trinh
	Name:	Sunny Trinh
	Title:	Chief Executive Officer

Signature Page to Security Agreement|

Schedule 1

Chief Executive Office Address and Trade Names

Grantor	Type of Organization	Trade Names	Address of Chief Executive Office	Jurisdiction of Organization of Incorporation
DevvStream Corp.	Corporation	None.	2108 N. Street, Suite 4254, Sacramento, California, 95816, USA	Alberta, Canada

UCC Information

Name of Grantor	Filing Office
DevvStream Corp.	Washington, D.C.